Exhibit 10.1

2024 Executive Bonus Plan

The Executive Bonus Plan (the “EBP” or the “Plan”) has been established to achieve the objectives of Washington Trust Bancorp, Inc. and its subsidiaries (the “Corporation”) while rewarding executives commensurate with individual performance and their combined contribution to the success of the Corporation. The EBP will be in effect for calendar year 2024 only.

It is expected that the program will:

1.	Effectively motivate executives to contribute to corporate profitability.

2.	Attract and retain a highly qualified workforce.

Eligibility

Participants of the Plan are all executives designated as Executive Vice President or higher on January 1, 2024.

Employees who participate in this plan will not be eligible to participate in the Annual Performance Plan in 2024.

Target Incentive Opportunity and Bonus Pool

A target Bonus Pool will be established based on each participant’s target incentive opportunity which will be based upon a percentage of each participant’s total regular earnings for the year. Such percentages will be set based upon position.

The Bonus Pool will be funded based on the Corporation’s Net Income performance. Once the available Bonus Pool is determined, awards will be allocated to each participant based upon individual performance and contribution to the Corporation’s success. Awards may be made in cash or equity, or any combination thereof. Equity grants will be further subject to time-based vesting.

Performance goals will be established by the Compensation and Human Resources Committee of the Board of Directors (the “CHRC”). Achievement of the Tier One Target goal will result in an incentive pool equal to the target incentive for each participant. Achievement of the Tier Two goal will result in an incentive pool equal to maximum incentive (i.e., 150% of target) for each participant.

Performance results will be based on GAAP earnings consistent with publicly released results. The CHRC will have the discretion to further modify goals or results (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation; or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. This would include, but is not limited, one-time acquisition-related expenses and impact of stock repurchases, if applicable, to the extent such impact was not a factor in setting the original goals.

Payouts

The CHRC will evaluate corporate and individual performance and as appropriate may exercise negative discretion to align the payouts with actual levels of performance. In no circumstance will the payouts exceed the pool allowed under the Plan. Similarly, no upward adjustment to any award is allowed.

Awards made to participants under the EBP are intended to be performance-based awards granted under Section 10 of the Washington Trust Bancorp, Inc. 2022 Long Term Incentive Plan and are subject to the requirements of such plan.

Administrative Details

▪	The Board of Directors has delegated responsibility to the CHRC for (a) establishing the terms of the Plan including target payout levels and the relationship of target payout levels to target profitability measures; and (b) authorizing individual awards.

▪	The CHRC shall rely on the independent directors of the Board to assess the performance of the CEO, and will consider this assessment in determining compensation for the CEO. The CEO will present an assessment of the performance of the COO and other Executive Officers and senior managers, and the Committee will consider this assessment in determining compensation for these employees.

▪	Payments under this Plan are subject to the Washington Trust Bancorp, Inc. Incentive Compensation Clawback and Forfeiture Policy which, among other things, requires executive officers to reimburse the Corporation for any plan payment that would not have been earned if the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under Federal securities laws. Further, participants who are not executive officers also may be required to reimburse the Corporation for any Plan payment that would not have been earned based on the restated financial results.

▪	Regardless of the actual award levels determined under the Plan’s parameters, the CHRC reserves the right to modify any award downward. Any unpaid amounts will not be carried forward to the next year and there is no requirement to expend the entire bonus pool.

▪	Incentive compensation will be paid as soon as practicable after final results can be quantified, but in no event later than March 15, 2025. Participants must be active employees or retirees of The Washington Trust Company on December 31, 2024 in order to qualify for payment. For this purpose, a “retiree” is a participant who has terminated employment with the Corporation or a Subsidiary after attaining age 65 or after attaining age 55 with at least ten years of service. Participants who terminate employment with the Corporation (for reasons other than retirement) prior to December 31, 2024 will not be eligible to receive any payment from the Plan. Employees who retire from eligible status will be eligible for a pro-rated payment payable after final results can be quantified. All post-employment payments are at the discretion of the CHRC in consultation with Executive Management. The Corporation intends that this Plan and all payments hereunder will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as “short term deferrals.” To the extent that any provision of this Plan is ambiguous as to its exemption from Section 409A of the Code, the provision shall be read in a manner consistent with such intent.

▪	This is not a tax qualified plan, which means that all payments are subject to ordinary taxation.

▪	An individual is expected to be forthright and honest with regard to all items submitted in calculating incentive payments. Any intent to deceive or defraud can result in disciplinary action up to and including termination.

▪	Eligibility to participate in this program does not confer any right on the participant to continue in the employ of the Corporation or limit, in any way, the right of the Corporation to terminate at will.

▪	A violation of Corporate policy can result in loss of incentive compensation for both the employee and his/her manager, as well as loss of employment.

▪	The EBP will be in effect for calendar year 2024 only. The CHRC and the Board of Directors reserve the right to suspend, modify or terminate the Plan at any time.